J.P. Morgan Fleming Mutual Fund Group, Inc.
(the Trust)

On January 20, 2005, Special Meetings of shareholders of JPMorgan Mid Cap Value Fund and JPMorgan Small Cap Growth Fund (the Funds)
 were held.  At the meeting, the Funds
 shareholders of voted to elect a new Board of Trustees. With respect to William J Armstrong, there were 91,591,207 affirmative votes and 2,198,671 negative votes. With respect to Roland E Eppley, Jr., there were 91,571,886 affirmative votes and 2,217,991 negative votes.
With respect to John F. Finn, there were 91,577,808 affirmative votes and 2,212,069 negative votes.
With respect to Dr. Matthew Goldstein, there were 91,564,609 affirmative votes and 2,225,269 negative votes. With respect to Robert J.
Higgins, there were 91,534,131 affirmative votes and 2,255,747 negative votes. With respect to Peter C. Marshall, there were 91,559,528.387 affirmative votes and 2,230,349.246 negative votes.
With respect to Marilyn McCoy, there were 91,561,973 affirmative votes and 2,227,905 negative votes.
With respect to William G. Morton, Jr., there were
91,493,143 affirmative votes and 2,296,735 negative votes. With respect to Robert A. Oden, Jr., there were 91,561,943 affirmative votes and 2,227,935 negative votes. With respect to Fergus Reid, III, there were 91,534,898 affirmative votes and 2,254,979 negative votes. With respect to Frederick
W. Ruebeck, there were 91,539,862 affirmative votes and 2,250,016 negative votes. With respect to James
J. Schonbachler, there were 91,591,793 affirmative votes and 2,198,085 negative votes. With respect to Leonard M. Spalding, Jr., there were 91,562,839 affirmative votes and 2,227,038 negative votes.

Shareholders of JPMorgan Small Cap Growth Fund voted to merge into One Group Small Cap Growth Fund.
On February 19, 2005, the surviving funds name changed to JPMorgan Small Cap Growth Fund. With respect to this matter there were 409,819 affirmative votes and 1,674 negative votes. Shareholders of JPMorgan Small Cap Growth Fund voted also to approve the agreement and plan to reorganize into corresponding series of J.P. Morgan Mutual Fund Series. With respect to this matter there were 409,819 affirmative votes and 1,674 negative votes. In addition, shareholders of JPMorgan Small Cap Growth Fund voted to amend the fundamental investment restriction on borrowing.
With respect to this matter there were 408,432 affirmative votes and 3,060 negative votes.

Shareholders of JPMorgan Mid Cap Value did not approve the agreement and plan of reorganization to reorganize into corresponding series of J.P. Morgan Mutual Fund
Series. With respect to this matter, there were 60,653,909 affirmative votes and 903,479 negative votes, with 2,593,611 abstentions and 34,419,905 broker non-votes. In addition, shareholders of JPMorgan Mid-Cap Value Fund did not approve the amended fundamental investment restriction on borrowing. With respect to this matter, there were 59,026,718 affirmative votes and 2,547,960 negative votes, with 2,576,322 abstentions and 34,419,905 broker non-votes.